EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TriState Capital Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-196564 and 333-188923) on Form S-8 and in the registration statement (No. 333-222074 and 333-235713) on Form S-3 of TriState Capital Holdings, Inc. and subsidiaries of our report dated February 24, 2020, with respect to the consolidated statements of financial condition of TriState Capital Holdings, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019 which reports appear in the December 31, 2019 annual report on Form 10-K of TriState Capital Holdings, Inc.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
February 24, 2020